IN THE UNITED STATES BANKRUPTCY COURT

                    FOR THE EASTERN DISTRICT OF LOUISIANA


In re                             )
                                  )
CRESCENT CITY CAPITAL             )           Case No. 95-12735 (TMB)
DEVELOPMENT CORPORATION,          )
                                  )           (Chapter 11)
Debtor.                           )





                 SECOND AMENDED CHAPTER 11 PLAN OF REORGANIZATION
                 OF CRESCENT CITY CAPITAL DEVELOPMENT CORPORATION








                                           BRONFIN & HELLER, LLC
                                           Jan M. Hayden (La. Bar #6672)
                                           Robyn J. Spalter (La. Bar #21116)
                                           650 Poydras Street, Suite 2500
                                           New Orleans, Louisiana  70130-
6101
                                           (504) 568-1888
                                           Attorneys for Debtor
Dated: March 15, 1996



                    IN THE UNITED STATES BANKRUPTCY COURT

                    FOR THE EASTERN DISTRICT OF LOUISIANA


In re                             )
                                  )
CRESCENT CITY CAPITAL             )           Case No. 95-12735 (TMB)
DEVELOPMENT CORPORATION,          )
                                  )           (Chapter 11)
Debtor.                           )





                 SECOND AMENDED CHAPTER 11 PLAN OF REORGANIZATION
                 OF CRESCENT CITY CAPITAL DEVELOPMENT CORPORATION



The Debtor, Crescent City Capital Development Corporation ("Debtor" or "Crescent City") proposes the following plan of reorganization pursuant to chapter 11 of the Bankruptcy Code. This plan amends and supersedes all prior plans proposed by the Debtor in this case.

                                  ARTICLE I

                                 DEFINITIONS

A. Defined Terms. As used herein, all terms shall have the meanings as defined in the United States Bankruptcy Code except as specifically modified herein or if such meaning shall be wholly inconsistent with the use of such term in this plan. The following terms shall have the respective meanings specified below (such meaning to be equally applicable to both the singular and the plural, and masculine and feminine forms of the terms defined):

1.1. Administrative Reserve means the reserve to be established and maintained by Liquidating Trust in a segregated interest-bearing account with a major money center bank into which Liquidating Trust will, from time to time, deposit Cash to, among other things, fund the operating expenses of Liquidating Trust, as provided in Article VI(A) of the Plan.

1.2.  Allowance Date means the date on which a Claim becomes an Allowed
Claim.

1.3. Amended By-Laws means the by-laws of Reorganized Crescent City, as amended and restated as of the Effective Date, which shall be a Plan Document.

1.4. Amended Certificate of Incorporation means the certificate of incorporation of Reorganized Crescent City, as amended and restated as of the Effective Date, which shall be a Plan Document.

1.5. Avoidance Action Recoveries means any recoveries by the Debtor or Liquidating Trust of money, property, or other value of any kind whatsoever (including reduction or disallowance of a claim amount), on account of rights of recovery held by the Debtor under 11 U.S.C. Section 547 and applies to rights of recovery of transfers made directly by any affiliates of the debtor, including but not limited to River City Joint Venture.

1.6. Avoidance Action Rights means any rights of recovery by the Debtor or Liquidating Trust of money, property, or other value of any kind whatsoever (including reduction or disallowance of a claim amount), on account of rights of recovery, held by Debtor, under 11 U.S.C. Section 547 and applies to rights of recovery of preferential transfers made directly by the debtor and by any affiliate of the debtor, including but not limited to River City Joint Venture.

1.7. Bally & IGT Claims means all Claims of Bally Gaming, Inc. and International Game Technology Corp. or their respective successors, assigns, affiliates or agents arising in connection with the acquisition by the Debtor of certain slot machines and other coin-operated gaming devices to be operated on the Riverboat.

1.8. Bankruptcy Court means the United States Bankruptcy Court for the Eastern District of Louisiana having jurisdiction over the Reorganization Case and, to the extent of any reference made pursuant to 28 U.S.C. Sec. 157, the unit of such District Court pursuant to 28 U.S.C. Sec. 151.

1.9. Bankruptcy Case means that case entitled In re Crescent City Capital Development Corporation currently pending in the Eastern District Court of Louisiana and bearing case no. 95-12735(TMB).

1.10. Bondholder means the holder of a Secured Note or, in the alternative, the duly authorized agent of such holder.

1.11. Bondholder Claim means the claim filed by the Indenture Trustee, on behalf of all Bondholders, for all amounts due under the Debtor's guarantee of amounts due under the Indenture, which Claim shall, upon the Effective Date, be deemed an Allowed Claim for $142 million.

1.12. Business Day means any day other than Saturday, Sunday or "legal holiday" as such term is defined in Bankruptcy Rule 9006(a).

1.13.  Cash means lawful currency of the United States of America.

1.14. Cash Distribution Date means (a) the forty fifth (45th) day after the Effective Date, and (b) the twentieth (20th) day after the end of the first full fiscal quarter after the Effective Date and the twentieth (20th) day after the end of each fiscal quarter thereafter, subject, however, to the limitations set forth in Article VIII(A)(4) and any other provisions of the Plan.

1.15. CGII means Capital Gaming International, Inc., a New Jersey corporation and the Debtor's parent corporation.

1.16. CGII Claim means all Claims (other than DIP Financing Claims or other Administrative Claims) against the Debtor held by CGII.
1.17. Closing means the closing of the transaction contemplated by the Magic Agreement.

1.18. Commencement Date means July 26, 1995, the date on which an involuntary Reorganization Case was commenced against the Debtor.

1.19. Confirmation Date means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on its docket.

1.20. Convenience Claim means any General Unsecured Claim against the Debtor that is equal to or less than $5,000, or those Claims in excess of $5,000 as to which the holder thereof elects, in writing on its ballot to accept or reject the Plan or otherwise in writing on or before the Effective Date, to reduce such Claim to $5,000 in accordance with Article III(E)(Class
3A)(4) concerning treatment of General Unsecured Claims. For purposes of defining a Convenience Claim and qualifying for the treatment afforded holders of Convenience Claims, all General Unsecured Claims of a single holder shall be aggregated, deemed, and treated as a single Claim; provided, however, those holders of General Unsecured Claims who acquired such General Unsecured Claims from different entities shall have their General Unsecured Claims aggregated only to the extent such Claims would have been aggregated in the hands of the original holder.

1.21. Creditors' Committee means the Statutory Committee of Unsecured Creditors appointed in the Bankruptcy Case pursuant to Section 1102(a) of the Bankruptcy Code, as presently or hereafter constituted.

1.22. Debtor means Crescent City Capital Development Corp., a Louisiana corporation.

1.23. DIP Financing Claims means all Administrative Claims arising in connection with money borrowed or credit incurred by the Debtor under Sec. 364 of the Bankruptcy Code from CGII, Purchaser, Mirage or any other Person.

1.24. Disputed Claim means a Claim (or portion thereof) as to which: (a) a proof of Claim has been filed, or deemed filed, under applicable law or order of the Bankruptcy Court, with the Bankruptcy Court; (b) an objection has been timely filed; and (c) such objection has not been: (i) withdrawn,
(ii) overruled or denied in whole by a Final Order, or (iii) granted in whole or part by a Final Order: provided, however, the Bankruptcy Court may estimate a Disputed Claim for purposes of allowance pursuant to Section 502(c) of the Bankruptcy Code; provided also however, that any claim expressly allowed under this Plan cannot be a Disputed Claim or the subject of an objection. For purposes of the Plan, a Claim shall be considered a Disputed Claim to the extent it is disputed if: (x) before the time that an objection has been or may be filed, the amount of the Claim specified in the Proof of Claim exceeds the amount of any corresponding Claim scheduled by the Debtor in the Schedules: (y) there is a dispute as to classification of the Claim; or (z) the Claim is unliquidated.

1.25.  Disputed Claims Reserve means the reserve established pursuant to
Article VI(B) in an amount equal to the sum of (i) the aggregate of all Disputed Designated Administrative Claims, Disputed Priority Claims, Disputed Priority Tax Claims, and Disputed Secured Claims, (ii) the amount of Cash that would have been distributable, from time to time, under the Plan on account of Disputed General Unsecured Claims and Convenience Claims had such Claims been Allowed Claims, and (iii) any net earnings in respect thereof.

1.26. Effective Date means the date that the Plan is consummated which shall be simultaneous with the Closing.

1.27. Fee Request means any Administrative Claim for compensation or reimbursement of expenses pursuant to Sections 327, 328, 329, 330, 331, or 503(b) of the Bankruptcy Code in connection with an application made to the Bankruptcy Court in the Bankruptcy Case.

1.28. Final Order means an order or judgment of the Bankruptcy Court or other court of competent jurisdiction which may hear appeals from the Bankruptcy Court which having not been reversed, modified or amended, and not being stayed, and the time to appeal from which or to seek review or rehearing or petition for certiorari from which having expired without an appeal or application for review or rehearing having been filed, has become final and is in full force and effect.

1.29. General Unsecured Claim means any Allowed Claim against the Debtor, other than a Bondholder Claim, Secured Claim, Administrative Claim, Priority Claim, Priority Tax Claim, CGII Claim, Subordinated Unsecured Claim or Convenience Claim.

1.30. Grand Palais means Grand Palais Riverboat, Inc., a Louisiana corporation.

1.31. Indenture means the Indenture governing the Secured Notes, dated February 17, 1994, as amended, between CGII, as issuer, the guarantors thereunder, and the Indenture Trustee.

1.32. Indenture Trustee means First Trust National Association, as indenture trustee under the Indenture, and any successor or assign thereof.

1.33. Institutional Note Holders' Steering Committee means that committee consisting of Bondholders who hold a substantial principal amount of the Secured Notes and have filed, in this case, a statement pursuant to Bankruptcy Rule 2019(a).

1.34. Interest means, except as expressly otherwise specified in the Plan, the interest or interest equivalent payable on any Claim calculated as provided for in any agreement concerning such Claim which contains an enforceable provision for the payment of interest, or, in the absence of any such provision, at the Legal Rate.

1.35. Legal Rate means the rate of interest on outstanding judgments of the courts of the State of Louisiana as prescribed by Louisiana Civil Code article 2924.

1.36. License means the gaming license issued by the Louisiana State Gaming Commission on or about April 4, 1994 in favor of the Debtor.

1.37. Liquidating Trustees means the Persons selected by the Creditors' Committee and approved by the Bankruptcy Court who shall be the co-trustees of Liquidating Trust.

1.38. Liquidating Trust means Crescent City Liquidating Trust, a New Jersey trust or trust of such state as the Debtor and the Unsecured Creditors Committee shall select, which shall be established as of the Effective Date, for the single purpose of implementing and administering the Plan in accordance with Section 1142(a) of the Bankruptcy Code.

1.39. Magic Agreement means the Agreement by and between CGII, the Debtor, Casino Magic Corporation, Jefferson Casino Corporation and C-M of Louisiana, Inc., dated February 21, 1996, pursuant to which Casino Magic Corporation, through Jefferson Casino Corporation or another of its wholly owned subsidiaries to which the Agreement is assigned, has agreed to purchase the New Common Stock in conjunction with the consummation of the Plan, a copy of which is attached hereto as Exhibit "1".

1.40. Magic Cash Consideration, is estimated to be $15,000,000.00, less the Magic Deferred Cash.

1.41. Magic Closing Cash means Magic Cash Consideration less the balance of principal and interest due Magic at closing on the Magic DIP Financing Claim, estimated at $1,000,000.00, and to be retained by Magic from the Magic Cash Consideration and applied to pay its DIP Financing Claim.

1.42. Magic Consideration means the Magic Cash Consideration, the Magic Non-cash Consideration, and the Magic Deferred Cash.

1.43. Magic Deferred Cash means the Cash, in the amount of $500,000.00, to be held in escrow, pursuant to the Magic Agreement, for a period of one (1) year after Closing as security for the Debtor's and CGII's indemnities under the Magic Agreement, and which, upon the expiration of the one (1) year escrow period, the amount in the escrow, if any, will be disbursed to CGII in accordance with Paragraph 3 of the Magic Agreement and this Plan.

1.44. Magic DIP Financing Claim shall mean that Claim of Purchaser arising out of money borrowed or credit incurred by Debtor under Sec.364 of the Bankruptcy Code.

1.45. Magic Non-Cash Consideration means all non-cash consideration to be delivered to, or for the benefit of, the Debtor pursuant to the Magic Agreement, including without limitation, Magic's obligation to assume or otherwise satisfy the Bally and IGT Claims (up to an aggregate total not to exceed $6,500,000.00) and the Magic Notes.

1.46. Magic Notes means the $35,000,000.00 of notes which shall be issued by Reorganized Crescent City and guaranteed by Jefferson Casino Corporation and C-M of Louisiana, Inc., each a wholly owned subsidiary of Casino Magic Corporation, under the Mirage Indenture.

  1.47. Mirage shall mean Mirage Resorts, Inc. or any of its affiliates, subsidiaries, related entities, successors and assigns, and their respective officers, directors and/or agents.

1.48. Mirage Agreement shall mean the Agreement among CGII, the Debtor and Mirage pursuant to which Mirage was to purchase the New Common Stock, and which Agreement formed the basis for Debtor's First Amended Plan of Reorganization.

1.49. Mirage Claim means any and all claims which the Debtor or debtor in possession may have, whether arising prior to or after the filing of the petition for relief herein against Mirage, including but not limited to any rights of setoff or defenses to the payments of any claims asserted by Mirage against Debtor or its property.

1.50. Magic Indenture shall mean the Indenture governing the Magic Notes, dated as of the Effective Date, between Reorganized Crescent City, as issuer, and the guarantors, thereunder, in substantially the same form as attached hereto as Exhibit "2".

1.51. Mirage Recovery shall mean any and all monies recovered, paid, credited, set off or otherwise received by the Debtor , debtor-in-possession or the Liquidating Trust on behalf of the Mirage Claim.

1.52.  Net Cash Proceeds means only those Net Proceeds received in Cash.

1.53. Net Proceeds means all Cash and other property received upon the sale, exchange or other disposition of any property, less all direct and indirect costs incurred in connection with such disposition, including, without limitation, fees, commissions, legal fees and expenses.

1.54. New Common Stock means all authorized common stock of Reorganized Crescent City to be issued on the Effective Date to the Purchaser (which shall constitute all the outstanding equity interests in Reorganized Crescent City), pursuant to the Restated Certificate of Incorporation and
Article V(A) and XV of the Plan.

1.55. Plan means this plan under chapter 11 of the Bankruptcy Code, as the same may be altered, amended, or modified from time to time.

1.56. Plan Document(s) means the document(s) that aid in effecting the Plan and that are specifically identified herein as Plan Documents or which, in the view of the Debtor, become necessary or appropriate to effectuate the Plan, which documents, to the extent feasible, shall be filed on or prior to the Confirmation Hearing.

1.57. Priority Claim means any Claim to the extent entitled to priority in payment under Sections 507(a)(2)-(7) or 507(a)(9) of the Bankruptcy Code.

1.58. Priority Tax Claim means any Claim to the extent entitled to priority in payment under Section 507(a)(8) of the Bankruptcy Code.

1.59. Pro Rata means a number (expressed as a percentage) equal to the proportion that an Allowed Claim in a particular Class bears to the aggregate amount of Allowed Claims in such Class as of the date of determination. Solely for the purpose of calculating the amount to be distributed to holders of Allowed General Unsecured Claims and reserved for the holders of Disputed General Unsecured Claims on a Cash Distribution Date, Liquidating Trust shall treat each Disputed General Unsecured Claim as an Allowed Claim in the amount of such Disputed General Unsecured Claim unless such of Disputed General Unsecured Claims have been estimated by the Bankruptcy Court.

1.60. Purchaser means Casino Magic Corporation, through Jefferson Casino Corporation or another of its wholly owned subsidiaries to which the Magic Agreement is assigned.

1.61. Reallocation Date means the tenth (10) Business Day prior to any Cash Distribution Date.

1.62. Reorganized Crescent City means the Debtor from and after the Effective Date.

1.63. Residual Property means all of the property of the Debtor's estate immediately prior to Closing, other than the Riverboat Assets. "Residual Property" includes, without limitation, the Debtor's interest in the River City JV or property previously owned or held by River City JV, all avoidance actions specified in Article V(G) and other causes of action, claims of the Debtor against Grand Palais and its affiliates, all contract rights of the Debtor including its rights under the Magic Agreement, the Mirage Claim and the Mirage Recovery, provided however, Residual Property does not include the Magic Consideration, which shall be treated in accordance with the Plan.

1.64. Riverboat means the M/V Crescent City Queen, the riverboat owned by the Debtor.

1.65. Riverboat Assets means, collectively, the Riverboat, the License, certain slot machines and other coin-operated gaming devices acquired by the Debtor from Bally Gaming, Inc. and International Game Technology Corp., and such other items of personal property used in connection with the operation of the Riverboat as may be agreed upon between the Debtor and the Purchaser, and as evidenced on the inventory list attached to the Magic Agreement as Exhibit "1", specifically excepting (i) any equipment licensing or other agreements provided by Gaming Systems International and (ii) the Crescent City Capital Escrow, as hereinafter defined, all monies therein and all proceeds (in whatever form) thereof.

1.66. River City JV means the River City Joint Venture, a Louisiana general partnership, comprised of the Debtor and Grand Palais, each as general partner.

1.67. Schedules means the schedules of assets and liabilities filed by the Debtor with the Bankruptcy Court in accordance with Section 521(1) of the Bankruptcy Code, as amended from time to time.

1.68. Secured Notes means, collectively, the 111/2 Secured Notes due 2001, issued by CGII pursuant to the Indenture.

1.69. Settlement Amount means the difference, in Cash, between the Magic Closing Cash and $6,750,000.00 plus the difference, in Magic Notes, between the Magic Notes and $28,000,000 of Magic Notes; the Settlement Amount is to be paid by the Indenture Trustee from the Magic Consideration to the Liquidating Trust.

1.70. Subordinated Unsecured Claim means: (a) an unsecured Claim against the Debtor, proof of which is tardily filed under Section 501(a) of the Bankruptcy Code; (b) any Claim against the Debtor whether a Secured Claim or Unsecured Claim, for any fine, penalty or forfeiture, or for multiple exemplary or punitive damages to the extent such fine, penalty, forfeiture, or damages are not compensation for actual pecuniary loss suffered by the holder of such Claim; (c) any Claim against the Debtor arising from rescission of a purchase or sale of a security of the Debtor or of an affiliate of the Debtor, for damages arising from the purchase or sale of such security, or for reimbursement or contribution allowed under Section 502 of the Bankruptcy Code on account of such a Claim; and (d) any Claim against the Debtor subordinated under Section 510 of the Bankruptcy Code or under other applicable law to General Unsecured Claims by order of the Bankruptcy Court.

1.71. Total [ ] Claims means, with respect to a particular Class of Claims, the aggregate dollar amount of (a) all Allowed Claims, plus (b) the Face Amount of all Disputed Claims, in such Class.

1.72. Voting Deadline means the date by which holders of impaired Claims receiving distributions under the Plan must vote to accept or reject the Plan.

B. Other Terms. The words "herein," "hereof," "hereto," "hereunder," and others of similar inference refer to the Plan as a whole and not to any particular section, subsection, or clause contained in the Plan unless otherwise specified herein. A term used herein or elsewhere in the Plan that is not defined herein shall have the meaning ascribed to that term, if any, in the Bankruptcy Code or Bankruptcy Rules. The word "including" shall mean including, without limitation. The headings in the Plan are only for convenience of reference and shall not limit or otherwise affect the provisions of the Plan.

C. Exhibits. All exhibits to the Plan are incorporated into and are a part of the Plan as if set forth in full herein.

                                   ARTICLE II

                         GENERAL DESCRIPTION OF THE PLAN

A. The Plan Generally. Under the Plan, the Debtor will sell the Riverboat Assets (by reissuing its common stock) to the Purchaser for the Magic Consideration. The Magic Closing Cash and the Magic Notes will be paid to the Indenture Trustee, on behalf of the Bondholders, who claims a perfected security interest in such proceeds. Upon receipt of the Magic Closing Cash and the Magic Notes, the Indenture Trustee shall pay the Settlement Amount to Liquidating Trust in accordance with Article II(B)(1) below, to be distributed as provided herein. In addition, all of the Residual Property will be transferred to Liquidating Trust and liquidated or otherwise disposed of for the benefit of Debtor's Class 3A Creditors in accordance with the terms of the Plan.

B.  Payment of Settlement Amount.

1. Payment of Magic Closing Cash. Upon receipt of the Magic Closing Cash, the Indenture Trustee, on behalf of the Bondholders, shall retain the sum of $6,750,000.00 for distribution to Bondholders pursuant to the terms of the Indenture and shall pay the remaining balance of the Magic Closing Cash (estimated to be $6,750,000.00 less any amount by which the total balance of principal and interest due to pay Magic's DIP Financing Claims and/or any other DIP Financing Claims, excluding the DIP Financing Claim of Mirage, in full, exceeds $1,000,000.00) to Liquidating Trust to be distributed and/or reserved for Disputed Claims in accordance with the terms of this Plan.

2. Payment of Magic Notes. Upon receipt of the Magic Notes, the Indenture Trustee, on behalf of the Bondholders, shall retain $28,000,000.00 of the Magic Notes, for distribution to the Bondholders in accord with the Indenture and shall assign the remaining $7,000,000.00 of Magic Notes to the Liquidating Trust in accordance with the terms of this Plan.

                                 ARTICLE III

        CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS

A. Summary. The categories of Claims and Equity Interests listed below classify Claims and Equity Interests for all purposes, including voting, confirmation, and distribution pursuant to the Plan.

CLASS                                     STATUS
Class 1:  Bondholder Claim                Impaired - entitled to vote
Class 2:  Secured Claims                  Impaired - entitled to vote
Class 3A: General Unsecured Claims        Impaired - entitled to vote
Class 3B: Convenience Claims              Impaired - entitled to vote
Class 3C: CGII Claims                     Impaired - entitled to vote
Class 4:  Subordinated Unsecured Claims   Impaired - deemed to reject
Class 5:  Common Stock                    Impaired - deemed to reject
Class 6:  Mirage Administrative/
              Secured Claim               Unimpaired - not entitled to vote

B. Administrative Claims. Subject to the applicable bar date provisions contained in Article X(B), each holder of an Allowed Administrative Claim shall be paid on account of such Claim in full, in Cash, from the Liquidating Trust, on the later of: (a) the Effective Date (or as soon thereafter as practicable), or (b) the first Cash Distribution Date immediately following the date on which such Administrative Claim becomes an Allowed Claim, except to the extent that the holder of an Allowed Administrative Claim agrees to a different treatment; provided, however, that Administrative Claims that are Allowed Claims representing obligations incurred in the ordinary course of business by the Debtor will be paid by Liquidating Trust when due in the ordinary course of business; and, provided further, however, that Administrative Claims for payment of compensation or reimbursement of expenses pursuant to Sections 330, 331 and 503(b) of the Bankruptcy Code shall be paid within (3) Business Days of the entry of an order by the Bankruptcy Court authorizing the payment of such fees and expenses. Payments to the holders of the Administrative Claims shall be made from the Net Cash Proceeds of one or more of the following sources, in the following order of priority; the Settlement Amount and the Residual Property.

C. Priority Claims. Each holder of an Allowed Priority Claim shall be paid on account of such Claim in full, in Cash, from the Liquidating Trust, on the later of (a) the Effective Date (or as soon thereafter as is practicable), or (b) the first Cash Distribution Date immediately following the date on which such Priority Claim becomes an Allowed Claim, or, alternatively, upon such other terms as may be agreed upon by and between the holder of such Claim and the Debtor or Liquidating Trust, as the case may be. Payments to the holders of the Priority Claims shall be made from the Net Cash Proceeds of one or more of the following sources, in the following order of priority; the Settlement Amount and the Residual Property.

D. Priority Tax Claims. Each holder of an Allowed Priority Tax Claim shall be paid on account of such Claim in full, in Cash, from the Liquidating Trust, on the later of (a) the Effective Date (or as soon thereafter as is practicable), or (b) the first Cash Distribution Date immediately following the date on which such Priority Tax Claim becomes an Allowed Claim, or, alternatively, upon such other terms as may be agreed upon by and between the holder of such Claim and the Debtor or Liquidating Trust, as the case may be. Payments to the holders of the Priority Tax Claims shall be made from the Net Cash Proceeds of one or more of the following sources, in the following order of priority, the Settlement Amount and the Residual Property.

E. Classification and Treatment. The Allowed Claims against, and Equity Interests in, the Debtor, other than Administrative Claims, Priority Claims, and Priority Tax Claims, shall be classified and receive the treatment specified below.

Class 1:

1.  Classification:  Class 1 consists of the Bondholder Claim.

2. Allowance of Bondholder Claim: On the Effective Date, the Bondholder Claim shall be deemed an Allowed Class 1 Claim in the amount of $142 million. The Bondholder Claim shall not, after the Effective Date, be subject to, or the subject of, any objection, claim, counterclaim, set off, defense, action or proceeding by the Debtor, Reorganized Crescent City, any statutory committee, or any other party in interest, whether in law or equity. To the extent any such objection, action or proceeding is pending on or after the Effective Date, such action, objection or proceeding shall be deemed withdrawn and the Bondholders may take such steps as they deem appropriate to cause the Bankruptcy Court's records to reflect such withdrawal (including, without limitation, seeking ex parte relief).

3. Treatment: As provided in Article II(B) of the Plan, upon receipt of the Magic Closing Cash and the Magic Notes, the Indenture Trustee, on behalf of the Bondholders, shall retain (i) Cash, in the amount of $6,750,000.00 and (ii) $28,000,000.00 of Magic Notes, all, and both, free and clear of any and all liens, claims, privileges and encumbrances held or asserted by any person other than the Indenture Trustee, for distribution to the Bondholders pursuant to the terms of the Indenture, and the Indenture Trustee shall immediately (i) pay the remaining balance of the Magic Closing Cash (estimated to be $6,750,000.00, less any amount by which the total balance of principal and interest due to pay Magic's DIP Financing Claims in full exceeds $1,000,000.00) and (ii) assign the remaining Magic Notes, in the amount of $7,000,000, to Liquidating Trust for distribution and/or application in accordance with this Plan. The Indenture Trustee shall retain the sum of $7,250,000.00 in Magic Closing Cash and $28,000,000.00 in Magic Notes, to be paid to Class 1 Claimants in accordance with the terms of the Indenture.

Additionally, any amounts to be paid to CGII from the Magic Deferred Cash, as provided in this Plan, shall be subject to the security interest of the Indenture Trustee. Any amounts to be paid to CGII from the Magic Deferred Cash, shall be deposited by Purchaser in a segregated interest bearing account designated by the Indenture Trustee at First Bank National Association, subject in all respects to all of the first priority liens and security interests of the Indenture Trustee, without any further action, and shall not be disbursed absent the mutual consent of CGII and the Indenture Trustee, or by an order of a court of competent jurisdiction.

Other than as set forth herein, the Class 1 claimants (including the Indenture Trustee, the Bondholders, and anyone deriving or claiming rights under the Secured Notes, the Indenture, or any security therefore), shall not be entitled to participate as a Class 2, 3A or 3B Claimant under this Plan on account of such claim.

4. Release of Defenses: As of the Effective Date, the Debtor, Debtor in Possession, Liquidating Trust, all Creditors and equity security holders of the Debtor shall release and waive: (i) all defenses to allowance of the Bondholder Claim in the Bankruptcy Case, and (ii) all claims and causes of action, if any, against the Bondholders or the Indenture Trustee based upon or related to the Debtor's execution of its guarantee of CGII's obligations under the Indenture, or based upon any payments made to the Indenture Trustee by the Debtor.

Nothing herein shall constitute a waiver of any defenses to the allowance of the claim of the Bondholders or the Indenture Trustee against CGII in any other bankruptcy proceeding. Except with respect to the Debtor, nothing in this Plan shall impair or otherwise affect any rights, liens, claims, or interests of the Indenture Trustee or any Bondholder under the Notes, the Indenture, or any related documents, including, but not limited to, any rights, liens, claims or interests against CGII or any guarantor of CGII's obligations.

5. Voting: Class 1 is Impaired by the Plan and the holder of Claims in Class 1 are entitled to vote to accept or reject the Plan.

Class 2:  Secured Claims

1.  Classification:  Class 2 consists of secured claims.

2. Determination of Allowed Secured Claim: Prior to the Effective Date, the Debtor may seek and obtain a determination of the Allowed Secured Claim of any Creditor asserting a Secured Claim pursuant to the Bankruptcy Code and the Bankruptcy Rules.

3. Treatment: Except as provided in Article V(A) of the Plan, as to each Allowed Secured Claim and in complete satisfaction of such Claim, at the Debtor's option, either:

(i) (A) any default, other than of the kind specified in Section 365(b)(2) of the Bankruptcy Code, shall be cured, provided that any accrued and unpaid interest, if any, which the Debtor may be obligated to pay with respect to such default shall be simple interest at the contract rate and not at any default rate of interest;

(B) the maturity of such Claim shall be reinstated as the maturity existed before any default;

(C) the holder of such Claim shall be compensated for any damage incurred as a result of any reasonable reliance by the holder on any provision that entitled the holder to accelerate maturity of such Claim; and

(D) the other legal, equitable, or contractual rights to which the Claim entitles the holder shall not otherwise be altered; provided, however, that as to any Allowed Secured Claim which is a nonrecourse claim and exceeds the value of the collateral securing the Claim, the collateral may be sold at a sale at which the holder of such Claim has an opportunity to bid;

(ii) on the Effective Date or such other date as may be agreed upon by the Debtor or Liquidating Trust, as the case may be, and the holder of such Allowed Secured Claim, the Debtor or Liquidating Trust, as the case may be, shall abandon the collateral securing such Claim to the holder thereof in full satisfaction and release of such Claim. The Claim held by Jones Casino Supplies, Inc. ("Jones") shall be partially satisfied, based upon and in consideration of the sale free and clear of all liens and other interests pursuant to 11 U.S.C. 363(f), to Jones Casino Supplies, Inc., of the slot machines and other gaming equipment manufactured by Sigma Games, Inc. ("Sigma"), and Advance Cart Technology, Inc. ("ACT") for a total credit of $204,754.67 ($156, 387.20 for Sigma equipment and $48,367.47 for ACT equipment), to be applied in reduction of the total Secured Claim of Jones Casino Supplies, Inc. In the alternative, a partial credit shall be granted following the abandonment of the slot machines and other equipment and supplies manufactured by Sigma and ACT to Jones to allow it to foreclose its security interest, and based upon the Court's determination as to the amount of the secured portion of the Jones Claims, and the security interest and liens held by Jones shall be preserved and retained by Jones pending the Court's determination and the foreclosure; or

(iii) the holder of such Claim shall be paid, on account of such Allowed Secured Claim: (a) in full, in cash, after the later of (i) the Effective Date or (ii) the first Cash Distribution Date after the date such Secured Claim becomes an Allowed Claim; or, if applicable, (b) upon such other terms as may be agreed to between the Debtor or Liquidating Trust, as the case may be, and the holder of such Allowed Secured Claim; provided, however, that as to the Bally & IGT claims, upon such other terms as may be agreed to between Reorganized Crescent City or the Purchaser, as the case may be, and the respective holders of the Bally & IGT Claims. The security interest of Bally and IGT shall survive confirmation until such claims are paid. The security interests of any other secured claimant, shall be preserved and retained, to survive confirmation, in either the specific collateral itself, provided said collateral is not part of the Riverboat Assets, or preserved and attaching to the proceeds that constitute the Settlement Amount and/or the Residual Property, if the collateral is sold free and clear of liens and interests, until paid.

(iv) Any Allowed Class 2 Claim found by Final Order to be secured by a lien against any of the Riverboat Assets to be transferred to Purchaser and to be senior to the lien securing the Class 1 Claims affecting the Riverboat Property shall be paid in cash on the Effective Date or at such later date as such determination is made by Final Order. Payments to the holders of any such Class 2 Claims shall be made from the Net Cash Proceeds of one or more of the following sources, in the following order of priority; the Settlement Amount and the Residual Property. Any creditor determined by final order to have an allowed Class 2 Secured Claim shall be paid to the extent of the value of its collateral, with the creditor retaining its security interest and lien, either as to the specific collateral, provided said collateral is not part of the Riverboat Assets, or preserved and attaching to the proceeds only that constitute the Settlement Amount and the Residual Property, until the court's determination and payment, and shall have an unsecured claim for any deficiency which shall then be recognized, and the creditor paid its pro-rata distribution or share of the Settlement Amount as set forth below, for the Class 3 Allowed General Unsecured Claims; provided however, that notwithstanding anything contained in the Plan (including specifically, without limitation, subsection 3(iii) and subsection 3(iv) hereof), the rights, if any, of the Board of Commissioners of the Port of New Orleans (the "Board") under that certain escrow agreement between the Board and the Debtor and the lien or security interest, if any, in favor of the Board, pursuant to the Escrow Agreement and/or Bert Infrastructure Reimbursement Agreement (as amended) between the parties, including without limitation, any valid, perfected and unavoidable lien or security interest the Board has on or in that certain escrow account numbered 785-1061190 at the First National Bank of Commerce, denominated as "Crescent City Capital Escrow" and all monies therein and all proceeds (in whatever form) thereof, shall survive confirmation.

4. Voting: Class 2 is impaired by the Plan and each holder of a Claim in Class 2 shall be entitled to vote to accept or reject the Plan.

Class 3A:  General Unsecured Claims

1.  Classification:  Class 3A consists of Allowed General Unsecured Claims.

2. Treatment: Each holder of an Allowed General Unsecured Claim shall receive its Pro Rata share of the remainder of the Net Cash Proceeds of the Settlement Amount, on account of their beneficial interests in the Liquidating Trust, after payment or reserve for all (i) Administrative Claims, (ii) Priority Claims, (iii) Priority Tax Claims (iv) Allowed Class 3B Claims, (v) Allowed Class 2 Claims found to be secured by a lien on any of the Riverboat Assets and superior to the lien of the Class 1 Claimant, and (vi) establishment of a reserve for payment of operating expenses of Liquidating Trust (which initial reserve is not to exceed $1,000,000.00).
In addition to distributions from the Settlement Amount, Class 3A Claimants shall receive Pro Rata distributions from all Net Cash Proceeds generated from the Residual Property. However, there will be no distribution of the Net Cash Proceeds generated from the Residual Property unless and until all payments and/or reserves required under this paragraph have been made.

3. Voting: Class 3A is impaired and the holders of Claims in Class 3A are entitled to vote to accept or reject the Plan.

4. Election To Be Treated As Holder Of Convenience Claim: On or before the Voting Deadline, any holder of an Allowed General Unsecured Claim may elect (by election on the ballot to be sent to all holders of Allowed General Unsecured Claims, or thereafter until the Effective Date, by other written election in form and substance satisfactory to the Debtor) to voluntarily reduce its Claim to $5,000, and receive the same treatment as holders of Claims in Class 3B.

5. Claims With Recourse to Insurance Coverage: To the extent the holder of any General Unsecured Claim has recourse to any liability insurance policy covering tort claims issued to or for the benefit of the Debtor, the holder of such Claim must first, to the satisfaction of the Liquidating Trustees, use its best efforts to collect its Allowed Claims from the insurance carrier. Such collection will reduce the amount of such holder's Allowed Claim by the amount of any payment received from such insurance carrier.
Any remaining unpaid portion of such Allowed General Unsecured Claim will be treated under the other provisions applicable to Allowed General Unsecured Claims. In the event the Liquidating Trustees determine that the holder of any such Claim has not used its best efforts to collect the proceeds of such insurance coverage, such Claim shall be treated as a Disputed Claim until the Liquidating Trustees determine that such best efforts have been made.

Class 3B:  Convenience Claims

1.  Classification:  Class 3B consists of Convenience Claims.

2. Treatment: Each holder of an Allowed Convenience Claim shall be paid forty (40%) percent of the Allowed amount of such Claim, in Cash, on the later of (a) the Effective Date (or as soon thereafter as is practicable), or (b) the first Cash Distribution Date immediately following the date on which such Convenience Claim becomes an Allowed Convenience Claim.

3. Voting: Class 3B is impaired and the holders of Claims in Class 3B are entitled to vote to accept or reject the Plan.

Class 3C: CGII Claim

1.  Classification: Class 3C consists of the CGII Claim.

2. Treatment: On the Effective Date, the Class 3C Claim shall be allowed in the amount of $5,000,000 and the holder of the Class 3C Claim shall receive on account of such Claim, the Magic Deferred Cash pursuant to the Magic Agreement. The payment of the Magic Deferred Cash shall be subject to the security interest of the Indenture Trustee. Any amounts of the Magic Deferred Cash to be paid to CGII, pursuant to this Plan and the Magic Agreement, shall be deposited by Purchaser in a segregated interest bearing account at First Bank National Association, subject in all respects to all of the first priority liens and interests of the Indenture Trustee, without any further action, and shall not be disbursed absent the mutual consent of CGII and the Indenture Trustee, or by an order of a court of competent jurisdiction.

3. Voting: Class 3C is impaired and the Holder of Claims in Class 3C is entitled to vote to accept or reject the Plan.

Class 4:  Subordinated Unsecured Claims

1.  Classification:  Class 4 consists of Subordinated Unsecured Claims.

2. Treatment: Holders of Subordinated Unsecured Claims shall receive no distribution under the Plan. There shall be a presumption that excusable neglect does not exist in respect of those Claims.

3.  Voting:  Class 4 is impaired and is deemed to reject the Plan.

Class 5:  Equity Interests

1.  Classification:  Class 5 consists of all Equity Interests.

2. Treatment: Holders of Equity Interests shall receive no distribution under the Plan. All Equity Interests will be canceled and rendered void and of no further force or effect on the Effective Date.

3.  Voting:  Class 5 is impaired and is deemed to reject the Plan.

Class 6: Mirage Administrative/Secured Claim

1.  Classification:  Class 6 consists of the Mirage Administrative/Secured
Claim.

2. Treatment: Pending resolution of Debtor's objection to Mirage's DIP Financing Claim, the entire sum of $2,000,000.00, plus the estimated amount of accrued and/or accruing interest for a period of one (1) year after Closing shall be reserved by the Liquidating Trust for the benefit of Mirage. Upon entry of a Final Order allowing the claim of Mirage, a sum equal to the Allowed Claim shall be distributed to Mirage. The balance, if any, shall then be available for distribution to members of other classes of creditors, other than Class 1. Upon entry of a Final Order disallowing the claim of Mirage the entire sum reserved shall be available for distribution to members of other classes of creditors, other than Class 1.

3.  Voting: Class 6 is unimpaired and is deemed to have accepted the Plan.


                                  ARTICLE IV

                      ACCEPTANCE OR REJECTION OF THE PLAN

1. Voting Classes. Each holder of an Allowed Claim in Classes 1, 2, 3A, 3B and 3C shall be entitled to vote to accept or reject the Plan, unless otherwise ordered by the Court.

2. Deemed Rejection of the Plan. Classes 4 and 5 shall receive no distribution under the Plan and, therefore, are deemed to reject the Plan. The Debtor hereby requests that the Court confirm the Plan over such rejections in accordance with subsection 1129(b) of the Bankruptcy Code.

3. Deemed Acceptance of Plan. Class 6 is unimpaired under the Plan, and, therefore, is deemed to accept the Plan, and thus, will not receive a ballot to vote on the Plan.

4. Confirmability of the Plan. The confirmation requirements of Section 1129 of the Bankruptcy Code must be satisfied with respect to the Debtor and the Plan. If the Bankruptcy Court determines that any provisions of the Plan are prohibited by the Bankruptcy Code, or render the Plan unconfirmable under Section 1129 of the Bankruptcy Code, the Debtor reserves the right to sever such provisions from the Plan, and to request that the Plan, as so modified, be confirmed.

5. Nonconsensual Confirmation. In the event that any of Classes reject the Plan, the Debtor reserves the right to request that the Court confirm the Plan over such rejection in accordance with Section 1129(b) of the Bankruptcy Code.

6. Controversy Concerning Impairment. In the event of a controversy as to whether any Class of Claims or Equity Interests is Impaired under the Plan, the Bankruptcy Court will, after notice and a hearing prior to the Confirmation Date, determine such controversy.

                                 ARTICLE V

                     MEANS OF IMPLEMENTATION OF THE PLAN

A. Closing of the Magic Agreement. On the Effective Date, Purchaser shall pay the Magic Closing Cash and Magic Notes to the Indenture Trustee for the benefit of the Bondholders, and Purchaser shall receive in exchange therefor 100% of the outstanding shares of New Common Stock of Reorganized Crescent City, as of the Effective Date. Immediately upon receipt of the Magic Closing Cash and Magic Notes, and after deducting the sum of $7,250,000.00 from the Magic Closing Cash and $28,000,000.00 from the Magic Notes, for distribution to Bondholders in accordance with the terms of the Indenture, the Indenture Trustee shall pay the Settlement Amount to the Liquidating Trust. At Closing, Purchaser or Reorganized Crescent City shall assume or shall otherwise satisfy the Bally & IGT Claims, without any cost or expense to the Debtor or Liquidating Trust.

B. Cancellation of Equity Interests. On and as of the Effective Date, all Equity Interests, including, without limitation, unexercised rights to acquire shares of stock of the Debtor by way of option, warrant or other legal or contractual rights, shall be automatically canceled and deemed to be void.

C. Liquidation of the Assets. On the Effective Date, (a) all of the Residual Property shall be transferred to Liquidating Trust, (b) each holder of an Allowed Claim, to the extent such Claim is not satisfied on the Effective Date, shall receive from Liquidating Trust (or such other party specifically identified) the distributions provided in Article III of the Plan, and (c) Liquidating Trust shall be managed by the Liquidating Trustees in good faith so as to maximize the value of Liquidating Trust's property through the orderly liquidation of such property in a commercially reasonable manner under the continuing supervision of the Bankruptcy Court, as provided by this Plan.

D. Corporate Governance and Management of Reorganized Crescent City; Vesting of Assets and Discharge; Capitalization of Reorganized Crescent City; Action Necessary for Riverboat Gaming Commission Approvals.

1. Corporate Governance of Reorganized Crescent City: On and after the Effective Date, the Debtor shall continue in existence as Reorganized Crescent City, a Louisiana corporation governed by the provisions of the Amended Certificate of Incorporation, the Amended By-laws, and Louisiana General Corporation Law.

2. Management of Reorganized Crescent City: On and after the Effective Date, the operation of Reorganized Crescent City shall become the responsibility of its board of directors and management.

3. Vesting of Assets and Discharge: On and after the Effective Date, Reorganized Crescent City may operate its businesses and may use, acquire, and dispose of its property without supervisions or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than as expressly provided herein. The Riverboat Assets shall vest in Reorganized Crescent City free and clear of the claims, liens, charges, encumbrances and interests, except as otherwise provided herein. Except as otherwise provided herein, including the Magic Agreement on and after the Effective Date, Reorganized Crescent City shall not be liable for and shall be discharged from any and all Claims against the Debtor, and all Equity Interests in the Debtor shall be canceled.

E.  Establishment and Management of Liquidating Trust.

1. Upon confirmation hereof, and effective upon the Effective Date, the three (3) persons identified by the Creditors' Committee prior to the conclusion of the Confirmation Hearing, shall be appointed to act as Co-Liquidating Trustees (the "Liquidating Trustees") of and to administer the Liquidating Trust hereinafter created and to liquidate assets for the benefit of the creditors of the Debtor's estate. The selections of the persons to serve as Liquidating Trustees shall be subject to approval of the Bankruptcy Court. Vacancies occurring after the original appointments shall be governed by the Liquidating Trust documents. The Liquidating Trustees shall be deemed to be the authorized representatives of the Estate for the purpose of and consummation of the Plan pursuant to Sections 1103 and 1123(b)(3)(B) and other applicable sections of the Bankruptcy Code.

2. The Liquidating Trustees shall manage and govern the Liquidating Trust by majority rule.

3. The Debtor hereby declares and establishes a Liquidating Trust, as defined by Treas. Reg. Sec. 301.7701-4(d), (the "Liquidating Trust") for the benefit of the creditors of the Debtor. The Liquidating Trust is organized for the primary purpose of receiving, liquidating, and distributing the cash, claims, and property transferred to the Liquidating Trust (the "Liquidating Trust Property") in accordance with the provisions of this Plan as promptly as is reasonably possible, with no objective to carry on or conduct a for-profit trade or business. Upon transfer of the Liquidating Trust Property to the Liquidating Trust, the Debtor shall retain no interest in the Liquidating Trust Property.

4. The Liquidating Trust Property will be transferred to the Liquidating Trust for the benefit of the creditors. The transfer shall be treated as a transfer to creditors to the extent that the creditors are beneficiaries of the Liquidating Trust. The transfer will be treated as a deemed transfer by the beneficiary-creditors to the Liquidating Trust. The beneficiaries-creditors of the Liquidating Trust will be treated as the grantors and deemed owners of the Liquidating Trust.

5. The Liquidating Trust Property must be consistently valued by the Liquidating Trustees and the beneficiary-creditors and said valuation must be used for all federal income tax purposes.

6. The Liquidating Trustees must file returns for the Liquidating Trust as a grantor trust pursuant to Sec. 1.671-4(a) of the Income Tax Regulations.

7. The Liquidating Trustees' powers shall be limited to recovering, preserving and protecting the Liquidating Trust Property, liquidating the Liquidating Trust Property as promptly as is reasonably possible and distributing all income and proceeds from the liquidation of Liquidating Trust Property in accordance with the terms of the Plan as promptly as is reasonably possible. Except as otherwise inconsistent with the provisions of this Plan, in the exercise of such powers, the Liquidating Trustees, on behalf of the Liquidating Trust, shall be authorized to (i) avoid or recover transfers (including fraudulent conveyances or preferential transfers) of the Debtor's property as may be permitted by Sections 542 through 553 of the Bankruptcy Code or applicable state law, (ii) pursue all claims and causes of action arising from the prepetition activities of the Debtor, whether arising by statute or common law and whether arising under the laws of the United States of America, Louisiana, or any other state having jurisdiction over any claim or controversy pertaining to the Debtor, and whether maintainable against third parties, Affiliates or Insiders of the Debtor,(iii) defend claims, causes of action and other litigation that may adversely affect or impact the Liquidating Trust Property,(iv) contest Claims, (v) file, litigate to final judgment, settle, or withdraw objections to Claims, and (vi) exercise offsets against Claims. All activities of the Liquidating Trustees shall be reasonably necessary to, and consistent with, the accomplishment of the purpose of the Liquidating Trust as set forth in this Plan. The Liquidating Trustees shall make continuing efforts to liquidate and distribute proceeds from the liquidation of Liquidating Trust Property, shall make timely distributions pursuant to the provisions hereof, and shall not unduly prolong the duration of the Liquidating Trust.

8. The Liquidating Trustees shall have full and complete authority to do and perform all acts, to execute all documents and to make all payments and disbursements of funds necessary to carry out the purpose of the Liquidating Trust as set forth in this Plan. The Liquidating Trustees shall make distributions of proceeds from the liquidation of Liquidating Trust Property and income from investments in accordance with this Plan.

9. Any party dealing with the Liquidating Trustees in relation to the Liquidating Trust Property or any part thereof, including, but not limited to, any party to whom Liquidating Trust Property or any part thereof shall be conveyed or contracted to be sold by the Liquidating Trustees, shall not be obligated in any way (i) to see to the application of any purchase money,
(ii) to see that the provisions of this Plan or the terms of the Liquidating Trust have been complied with, or (iii) to inquire into any limitation or restriction on the power or authority of the Liquidating Trustees. The power of the Liquidating Trustees to act or otherwise deal with the Liquidating Trust Property shall be absolute as to any party dealing with the Liquidating Trustees in any manner whatsoever in relation to the Liquidating Trust Property.

10. All costs, expenses, and obligations incurred by the Liquidating Trustees in administering this Liquidating Trust or in any manner reasonably connected, incidental or related thereto shall be a charge against the Liquidating Trust Property. The Liquidating Trustees may approve and direct the payment thereof or the retention by the Liquidating Trustees of adequate reserves for such payment prior to making distributions to creditors pursuant to this Plan.

11. The Liquidating Trustees shall keep or cause to be kept books containing a description of all property constituting Liquidating Trust Property and an accounting of receipts and disbursements, which shall be open to inspection by creditor-beneficiaries at reasonable times upon written request to the Liquidating Trustees or their counsel. The Liquidating Trustees shall file with the Bankruptcy Court semi-annually (or more often if deemed appropriate by the Liquidating Trustees) a statement of receipts and disbursements for the Liquidating Trust. The Liquidating Trustees shall establish and maintain separate accounts (including bank accounts) for the receipt and expenditure of funds derived from the Settlement Amount, the Administrative, Priority and Disputed Claims Reserve and the Residual Property. The Liquidating Trustees, in their discretion, may advance funds from the Settlement Amount Account for the purpose of investigating, commencing litigation, or otherwise enhancing the value of the claims and property to be deposited in the other accounts but such advance(s) shall be considered loans and shall promptly be repaid from the first available funds in such other accounts.

12. No recourse shall ever be had, directly or indirectly, against the Liquidating Trustees or any Representatives of the Liquidating Trustees (including without limitation, the employers of the Liquidating Trustees), or against any employee of the Liquidating Trustees, whether by legal or equitable proceedings, by virtue of any statute or otherwise, or by reason of the creation of any indebtedness by the Liquidating Trustees under this Liquidating Trust for any purpose authorized by this Liquidating Trust, it being expressly understood and agreed that all liabilities, contracts and agreements of the Liquidating Trustees, whether in writing or otherwise, under this Liquidating Trust shall be enforceable only against and be satisfied only out of the Liquidating Trust Property or shall be evidence only of a right of payment out of the Liquidating Trust Property, as the case may be. Nothing herein shall constitute a waiver of claims for intentional torts, embezzlement or other fraudulent activity. Every undertaking, contract, covenant or agreement entered into in writing by the Liquidating Trustees, their Representatives, shall provide expressly against the personal liability of the Liquidating Trustees, their Representatives and employees.

13. The Liquidating Trustees shall receive no compensation for their services but shall be entitled to reimbursement for all expenses incurred by them in the performance of their duties as trustees, which expenses shall be a charge against and paid out of the Liquidating Trust Property, in accordance with the terms of this Plan. The reimbursement of expenses to the Liquidating Trustees and reimbursement of expenses and compensation of professionals employed by the Liquidating Trustees shall constitute a first priority expense of the Liquidating Trust.

14. The Liquidating Trustees shall be relieved of any and all duties, restrictions or liabilities imposed upon Liquidating Trustees by applicable laws of the governing state, including the provisions of the trust laws of the governing state as in effect, in the governing state, on the Effective Date and as it may thereafter be amended, so that the Liquidating Trustees shall be liable only for acts of self-dealing or bad faith, or intentionally adverse acts or reckless indifference to the interests of the creditors of the Debtor. The fact that any act or failure to act of the Liquidating Trustees was advised by an attorney acting as attorney for the Liquidating Trust or the Liquidating Trustees shall be conclusive evidence of the Liquidating Trustees' good faith in performing or failing to perform such act.

15. The Liquidating Trust shall be effective as of the Effective Date and shall remain and continue in full force and effect until the Liquidating Trust Property has been wholly converted to cash, all costs, expenses and obligations incurred in administering this Liquidating Trust have been fully paid and discharged and all remaining income, proceeds and assets of the Liquidating Trust Property have been distributed as herein set forth. Notwithstanding the above, the Liquidating Trust created herein shall terminate within(3) years from the Effective Date or within such further time as is reasonably necessary to accomplish full liquidation and disbursement; provided, however, in no event shall this Liquidating Trust extend beyond five (5) years from the Effective Date.

16. Subject to approval of the Bankruptcy Court, the Liquidating Trustees may engage attorneys, accountants and agents to advise or assist the Liquidating Trustees in the administration of the Liquidating Trust and to represent the Liquidating Trustees in all matters relating to the Liquidating Trust. The Liquidating Trustees shall pay the reasonable fees, charges and expenses of such attorneys and accountants who provide services after the Effective Date as a priority expense of the Liquidating Trust, in accordance with the terms this Plan. Subject to the availability of sufficient funds in the Administrative Reserve, the fees and expenses of such professionals and agents shall be paid upon the monthly submission of bills to Liquidating Trust. If no written objection to payment is received within five (5) Business Days following delivery of any bill, the bill shall be paid by Liquidating Trust. If there is a dispute as to the amount of any bill, such dispute shall be submitted to the Bankruptcy Court for a determination of the reasonableness of such bill. Subject to the availability of sufficient funds in the Administrative Reserve, the uncontested portion of each bill shall be paid within ten (10) Business Days after its delivery. As provided infra, to the extent funds are or become available, fees and expenses of professionals and others involved in investigating, recovering, or liquidating Residual Property shall be paid from such recoveries. To the extent that contingent fee litigation is desirable or necessary, the Liquidating Trustees are authorized to hire counsel to pursue such litigation at a reasonable contingent fee. The Liquidating Trust, which shall succeed to the Debtor's interest in the property transferred to it pursuant to this Plan, shall constitute a successor in interest to the Debtor. Accordingly, upon the Effective Date, the Liquidating Trustees, on behalf of the Liquidating Trust, shall become the owner and holder, of all privileges (including the attorney-client privilege) owned or held by the Debtor, whether owned or held by the Debtor individually or jointly and whether concerning pre-petition Date or post-petition Date matters.

17. This Liquidating Trust shall be administered and governed by the laws of the State of New Jersey or such other state (the "governing state") as the Debtor and the Creditors' Committee shall select, which shall be established as of the Effective Date, and any questions arising hereunder shall be resolved and determined in accordance with the laws of the governing state, without regard to principles of conflicts of law.

18. On the Effective Date, (a) the filing by Liquidating Trust of its Trust Articles which shall be a Plan Document shall be deemed authorized and approved in all respects, and (b) the appointment of the Liquidating Trustees by the Bankruptcy Court in the Confirmation Order, and the other matters provided under the Plan concerning the structure of Liquidating Trust or action by Liquidating Trust, shall be deemed to have occurred and shall be in effect without any requirement of further action or order of the Bankruptcy Court. On the Effective Date, (a) the filing by Reorganized Crescent City of the Amended Certificate of Incorporation and the adoption of the Amended By- laws shall be deemed authorized and approved in all respects, and (b) to the extent identified by the Purchaser on such date, the appointment of the directors and officers of Reorganized Crescent City, and the other matters provided under the Plan concerning the corporate structure of Reorganized Crescent City, or corporate action by Reorganized Crescent City or corporate action by Reorganized Crescent City, shall be deemed to have occurred and shall be in effect from and after the such time without any requirement of further action or order of the Bankruptcy Court. The Directors and officers of the Debtors will be deemed to have resigned as of the Effective Date.

F.  Commission Approvals.

1. Corporate Governance of Reorganized Crescent City: On and after the Effective Date, the Debtor shall continue in existence as Reorganized Crescent City, a Louisiana corporation governed by the provisions of the Amended Certificate of Incorporation, the Amended By-laws, and Louisiana General Corporation Law.

2. Management of Reorganized Crescent City: On and after the Effective Date, the operation of Reorganized Crescent City shall become the responsibility of its Board of Directors and management.

3. Vesting of Assets and Discharge: On and after the Effective Date, Reorganized Crescent City may operate its businesses and may use, acquire, and dispose of its property without supervisions or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than as expressly provided herein. The Riverboat Assets shall vest in Reorganized Crescent City free and clear of the claims, liens, charges, encumbrances and interests, except as otherwise provided herein. Except as otherwise provided herein, on and after the Effective Date, Reorganized Crescent City shall not be liable for and shall be discharged from any and all Claims against the Debtor, and all Equity Interests in the Debtor shall be canceled.

4. Action Necessary for Riverboat Gaming Commission Approvals: On and after the Confirmation Date, Purchaser and the Debtor shall take all reasonable steps necessary to obtain any and all authorizations, certifications and operating authorities and any other like permits necessary for Reorganized Crescent City to start operations on, or on the earliest date possible after the Effective Date.

H. Assignment of Causes of Action. On the Effective Date, except as otherwise provided herein, all rights, claims, and causes of action pursuant to: (a) Sections 541, 542, 544, 545, 547, 548, 549, 550 and 553 of the
Bankruptcy Code; and (b) all other claims and causes of action of the Debtor against any Person as of the Effective Date including but not limited to the Mirage Claim and any right to the Mirage Recovery, shall be preserved and become property of Liquidating Trust. On the Effective Date, Liquidating Trust shall be deemed the representative of the Estate under Section 1123(b) of the Bankruptcy Code and will be authorized and shall have the power to commence and prosecute any and all causes of action which could have been asserted by the Estate. Liquidating Trust may pursue such causes of action in the Bankruptcy Court and may retain such counsel, accountants or other Persons as Liquidating Trust deems necessary in connection therewith or in connection with liquidation of the Residual Property or performance of the responsibilities of Liquidating Trust and the Liquidating Agent. All recoveries, if any, received from or in respect of the causes of action (whether by settlement, judgment or otherwise) shall become the property of Liquidating Trust to be distributed pursuant to the terms of the Plan. The costs and expenses, including legal fees and disbursements, incurred in connection with the prosecution of such causes of action, shall be paid by Liquidating Trust without necessity of approval by the Bankruptcy Court. From and after the Effective Date, Liquidating Trust shall litigate any avoidance or recovery actions and any other causes of action or rights to payments of claims that belong to the Debtor that may be pending on the Effective Date or instituted by Liquidating Trust after the Effective Date.

I. Waiver of Subordination. The distributions under the Plan take into account the relative priorities of the Claims in each Class in connection with any contractual subordination provisions relating thereto.

                                 ARTICLE VI

                           ESTABLISHMENT OF RESERVES

A.   Administrative Reserve.

1. Creation of Administrative Reserve: On the Effective Date, Liquidating Trust shall establish an interest bearing account with a major money center bank in an amount necessary to create and maintain the Administrative Reserve, as same shall be determined by the Debtor at the Confirmation Hearing and approved by the Bankruptcy Court. The money in the Administrative Reserve shall be used to fund (i) the continuing administration of Liquidating Trust, including the administration of Claims, and the filing and prosecutions of objections thereto, (ii) the payment of taxes for which the Liquidating Trust is liable, (iii) the maintenance of insurance policies, (iv) the enforcement and prosecution of claims of or claims assigned to the Liquidating Trust in conjunction with the marshaling of the Residual Property, (vi) the liquidation by conversion to Cash or other methods of the remaining Residual Property, and (vii) the payment of the actual fees and expenses incurred in connection with all of the above-described activities. The Administrative Reserve shall not be used to fund the operations or pay any expenses of Reorganized Crescent City.

2. Maintenance of the Administrative Reserve: Liquidating Trust shall maintain sufficient Cash in the Administrative Reserve as it in good faith deems necessary to ensure the continued funding of the activities described in Subsection 1 of this Article VI(E) of the Plan.

3. Investment of the Administrative Reserve: Liquidating Trust shall be permitted, from time to time, to invest all or a portion of the Cash in the Administrative Reserve in United States Treasury Bills, interest-bearing certificates of deposit, tax exempt securities, or investments permitted by
Section 345 of the Bankruptcy Code, using prudent efforts to enhance the rates of interest without inordinate credit risks or interest rate risks. All interest earned on such Cash shall be held by Liquidating Trust and (i) kept in the Administrative Reserve and utilized to fund the operation of Liquidating Trust, and, to the extent of any excess, (ii) transferred to an available cash reserve for distribution in accordance with the Plan.

4. Distribution of the Administrative Reserve: After completion by Liquidating Trust of all tasks remaining to liquidate fully its assets and distribute the proceeds therefrom in accordance with the Plan, including the payment of all charges and taxes related thereto, any amounts remaining in the Administrative Reserve will be distributed to Class 3A Claimants.

B.  The Disputed Claims Reserve.

1. Creation of the Disputed Claims Reserve: On or before the first (1st) Cash Distribution Date, Liquidating Trust shall establish a segregated interest-bearing account with a major money center bank. On the first (1st) Cash Distribution Date and each subsequent Cash Distribution Date, from the Settlement Amount or the Net Cash Proceeds attributable to the Residual Property, as applicable, Liquidating Trust shall deposit into such account, or otherwise reserve, an amount of Cash and/or Magic Notes sufficient to pay all Disputed Administrative Claims, Disputed Priority Claims, Disputed Priority Tax Claims, Disputed Secured Claims, Disputed Convenience Claims and Disputed General Unsecured Claims that would have been distributable on account of such Claims had such Claims been Allowed Claims on the relevant date. The reserve shall be based upon the amount ordered by the Court in accordance with the Court's authority to estimate contingent and/or unliquidated claims under 11 U.S.C. Sec.502(c) or, if no estimate has been made, the amount of the Claims, as filed.

2. Claims With Recourse to Insurance Coverage: All Allowed General Unsecured Claims with recourse to insurance coverage policies of the Debtor covering tort claims shall be deemed Disputed Claims in their Face Amount or as otherwise ordered by the Court, and Cash and/or Magic Notes shall be set aside in the Disputed Claims Reserve on the first (1st) Cash Distribution Date to account for such Claims. Upon receipt of notice that any such Claim has been satisfied in whole, or in part, by the Debtor's insurance policies, Liquidating Trust will reduce the amount on deposit in the Disputed Claims Reserve by an amount equal to the amount allocable to the Claim or portion thereof so satisfied. Upon receipt of notice that a Claim entitled to coverage under an insurance policy of the Debtor is not satisfied, in whole, or in part, under such policy, within sixty (60) days of the Effective Date, and such Claim is not disputed in whole or in part by Liquidating Trust, Liquidating Trust shall distribute to the holder of such Claim, Cash set aside in the Disputed Claims Reserve on account of that portion of such Claim that has not been satisfied by coverage under an insurance policy.

3. Payment of Expenses of the Disputed Claims Reserve: Liquidating Trust shall pay, or cause to be paid, out of the funds held in the Disputed Claims Reserve, all expenses of the Disputed Claims Reserve, including any tax imposed by any governmental unit on the income generated by the funds held in the Disputed Claims Reserve. Liquidating Trust shall also file or cause to be filed any tax or information returns related to the Disputed Claims Reserve that are required by any governmental unit.

4. Investment of Disputed Claims Reserve: Liquidating Trust shall be permitted, from time to time, to invest all or a portion of the Cash in the Disputed Claims Reserve in United States Treasury Bills, interest-bearing certificates of deposit, tax exempt securities, or investments permitted by
Section 345 of the Bankruptcy Code, using prudent efforts to enhance the rates of interest without inordinate credit risks or interest rate risks. All interest earned on such Cash shall be held by Liquidating Trust and, after satisfaction of any expenses incurred in connection with the maintenance of the Disputed Claims Reserve, distributed in accordance with the Plan.

5. Excess Funds: If, on any Reallocation Date, Liquidating Trust determines there are excess funds on deposit in the Disputed Claims Reserve, such excess funds (including any interest earned thereon) will be released from the Disputed Claims Reserve and deposited in the Available Cash Reserve and distributed to Class 3A Claimants in accordance with this Plan.

                                  ARTICLE VII

           PROVISIONS FOR TREATMENT OF DISPUTED AND CONTINGENT CLAIMS

A. Objections to Claims. Unless another date is established by the Bankruptcy Court, all objections to Claims that were filed prior to the Effective Date shall be filed and served on the holders of such Claims by the sixtieth (60th) after the Effective Date, or such date as extended by the Court. If any objection has not been filed to a proof of Claim or a scheduled Claim by the objection bar date, the Claim to which the proof of claim or scheduled Claim relates shall be treated as an Allowed Claim if such Claim has not been Allowed or Disallowed earlier. After the Effective Date, except as to objections to claims filed by persons other than the Debtor, only the Liquidating Trustees shall have the authority to prosecute, settle, compromise, withdraw or litigate to judgment objections to Claims and counterclaims, all of which shall be prosecuted in the Bankruptcy Court.

B. Payments and Distributions on Disputed Claims. Notwithstanding any provision in the Plan to the contrary, no payments or distributions will be made with respect to a Disputed Claim until the resolution of such dispute by settlement or Final Order. On the first Cash Distribution Date that is at least forty-five (45) days after a Disputed Claim becomes an Allowed Claim, the holder of such Allowed Claim will receive all distributions, including its share of the net earnings of the Disputed Claims Reserve, to which such holder is then entitled under the Plan. Notwithstanding the foregoing, any Person who holds both an Allowed Claim(s) and a Disputed Claim(s) will receive the appropriate payment or distribution on the Allowed Claim(s), although no payment or distribution will be made on the Disputed Claim(s) until such dispute is resolved by settlement or Final Order.

C.  Disputed General Unsecured Claims.

1.  Estimation:  For purposes of effectuating the reserve provisions of
Article VI of the Plan and the allocations and distributions to holders of Allowed General Unsecured Claims, the Bankruptcy Court will, on or prior to the Confirmation Date, pursuant to Section 502 of the Bankruptcy Code, fix or liquidate the amount of any Contingent General Unsecured Claim not otherwise treated in the Plan, in which event the amount so fixed or liquidated will be deemed the Allowed amount of such Claim for purposes of this Plan, or, in lieu thereof, the Bankruptcy Court will determine the maximum contingent amount for such Claim, which amount will be the maximum amount in which such Claim ultimately may be Allowed under this Plan, if such Claim is Allowed in whole or in part. The right of a Creditor under
Section 502(j) of the Bankruptcy Code to obtain reconsideration of a Claim that has been estimated can only be exercised within thirty (30) days after the Effective Date. Thereafter, no Claims that have been estimated for the purpose of allowance may be reconsidered.

2. Distributions Upon Allowance: To the extent a Disputed General Unsecured Claim becomes an Allowed Claim, on the next succeeding Cash Distribution Date that is at least forty-five (45) days after a Disputed Claim becomes an Allowed Claim, there will be distributed to the holder of such Allowed Claim out of the Disputed Claims Reserve, in accordance with the applicable provisions of this Plan, the amount of Cash on deposit in the Disputed Claims Reserve allocable to the Claim so Allowed, plus its share of the net earnings of the Disputed Claims Reserve.

                                 ARTICLE VIII

                          DISTRIBUTIONS UNDER THE PLAN

B.   Distributions.

1. On the Effective Date, or as soon thereafter as is reasonably practicable, distributions of Cash shall be made by Liquidating Trust in accordance with the relevant provisions of Article III hereof, on account of Allowed Administrative Claims, Allowed Priority Claims, Allowed Priority Tax Claims, and Allowed Secured Claims that are entitled to a Cash payment under the Plan.

2. On the first (1st) Cash Distribution Date, or as soon thereafter as is reasonably practicable, distributions of Cash shall be made by Liquidating Trust in accordance with the relevant provisions of Article II hereof, on account of Allowed Convenience Claims and Allowed General Unsecured Claims; and

3. Subsequent distributions of (a) Net Cash Proceeds of the Residual Property, and (b) previously undistributed Cash to the holders of Allowed General Unsecured Claims, may be made if, on any Cash Distribution Date (excluding the first (1st) Cash Distribution Date), the Liquidating Trustees, in their discretion, determine that Liquidating Trust has accumulated sufficient funds to justify a distribution.

4. On each Reallocation Date, the Liquidating Trustees will determine the amount of Cash to be distributed on account of previously Allowed Claims and Disputed Claims that have become, in whole or in part, Allowed Claims. The Liquidating Trustees shall, if appropriate, make distributions from the Disputed Claims Reserve on each Cash Distribution Date.

5.  Fractional cents will not be distributed and shall revert to Liquidating
Trust.

B. Method of Payment. Payments to be made by Liquidating Trust pursuant to the Plan will be made by check drawn on a domestic bank or, if in excess of $1,000,000, by wire transfer of next day available funds.

C. Amendment of Plan. The Plan may be amended by the Debtor before, and the Liquidating Trustees after, the Effective Date as provided in Section 1127 of the Bankruptcy Code.

D. Implementation. The Debtor and Liquidating Trust, as the case may be, will be authorized to take all necessary steps, and perform all necessary acts, to consummate the terms and conditions of the Plan.

E. Method of Distributions Under the Plan. All distributions of Cash and other property shall be made by the Liquidating Trustees pursuant to the Plan on the Effective Date or applicable Cash Distribution Date, as the case may be, or as soon thereafter as is practicable (a) at the addresses set forth in the proofs of claim filed by such holders; (b) at the addresses set forth in any written notices of address change delivered to the Debtor or Liquidating Trust after the date on which any related proof of claim was filed; or (c) at the address reflected in the Schedules if no proof of claim has been filed and Liquidating Trust has not received a written notice of a change of address.

F.  Undeliverable Distributions.

2. Distributions Held by Liquidating Trust: If the distribution to any holder of an Allowed Claim is returned as undeliverable, no further distributions shall be made to such holder unless and until the Liquidating Trustees is notified in writing by such holder of the holder's current address at which time all previously missed distributions shall be mailed to such holder. Undeliverable distributions shall belong to Liquidating Trust and be held in the account from which such distribution was made (e.g., the Settlement Amount account, the Residual Property account, etc.).

3. After Distributions Become Deliverable: On each Cash Distribution Date, Liquidating Trust shall make all distributions that have become deliverable since the immediately prior Cash Distribution Date. Distributions from the Disputed Claims Reserve shall be made in all instances as soon as practicable after the same become deliverable.

4. Failure to Claim Undeliverable Distributions: Any holder of an Allowed Claim that does not assert a claim pursuant to the Plan for an undeliverable distribution within two (2) years after the Distribution Date shall have its Claim for such undeliverable distribution discharged and shall be forever barred from asserting any such claim for an undeliverable distribution. In such case, any Cash held for distribution on account of such Claims for undeliverable distributions shall be redeposited into the Administrative Reserve for distribution to holders of Allowed Class 3A Claims on the next Cash Distribution Date after such distributions become undeliverable pursuant to the terms hereof. Nothing contained in the Plan shall require Liquidating Trust to attempt to locate any holder of an Allowed Claim. Checks issued in respect of distributions to the holders of Allowed Claims shall be null and void if not cashed within 90 days of the date of issuance thereof. Requests for the reissuance of any check shall be made directly to Liquidating Trust by the holder of the Allowed Claim with respect to which such check was originally issued. Any Claim in respect of such a check voided shall be made on or before the sixth (6th) month anniversary of the issuance of such check. After such date, all Claims in respect of a check voided pursuant to this Subsection shall be discharged and forever barred.

                                 ARTICLE IX

                  EXECUTORY CONTRACTS AND UNEXPIRED LEASES

B. Rejection of Executory Contracts and Unexpired Leases. On the Confirmation Date (but subject to the occurrence of the Effective Date), all executory contracts or unexpired leases that exist between the Debtor and any Person, that have not been assumed or rejected by order of the Bankruptcy Court or which are not the subject of a motion to assume or reject pending on the Confirmation Date, will be deemed rejected in accordance with the provisions and requirements of Section 365 of the Bankruptcy Code. Entry of the Confirmation Order by the Clerk of the Court shall constitute an order approving such rejections pursuant to Section 365(a) of the Bankruptcy Code.

C. Claims Based on Rejection of Executory Contracts or Unexpired Leases. All proofs of claim with respect to Claims arising from the rejection of executory contracts or unexpired leases must be filed with the Bankruptcy Court no later than twenty-five (25) days after the Confirmation Date. Any Claims not filed within such time will be forever barred from assertion against the Debtor, the Estate and its property, Liquidating Trust, or the Disputed Claims Reserve. Unless otherwise ordered by the Bankruptcy Court, all such Claims arising from the rejection of executory contracts or unexpired leases will be, and will be treated as Class 3A, General Unsecured Claims or Class 3B Convenience Claims or Class 4 Subordinated Claims as the case may be.

                                  ARTICLE X

                           ADMINISTRATIVE PROVISIONS

A. Retention of Jurisdiction. The Bankruptcy Court will retain and have exclusive jurisdiction on and after the Confirmation Date for the following purposes:

1. to hear and determine objections to Administrative Claims or Proofs of Claims whenever filed both before and after the Confirmation Date, including any objections to the classification of any Claim and to allow or disallow any Disputed Claim, in whole or in part;

2. to hear and determine any and all motions to estimate Claims regardless of whether the Claim is the subject of a pending objection, a pending appeal or otherwise;

3. to hear and determine any and all pending applications for the rejection or assumption of executory contracts or unexpired leases to which a Debtor is a party or with respect to which a Debtor may be liable and to hear and determine, and, if need be, to liquidate, any and all Claims arising therefrom;

4. to enforce the provisions of the Plan and to enforce any proposed amendments thereto;

5. to ensure that distributions, if any, to holders of Allowed Claims are accomplished as provided herein;

6. to determine any and all applications, adversary proceedings and contested or litigated matters that may be pending on the Effective Date or commenced thereafter;

7. to consider any modifications of the Plan, to cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

8. to hear and determine all controversies, suits and disputes that may arise in connection with the interpretation, implementation or enforcement of the Plan, the Estate's obligations, releases under the Plan, or any Claim asserted against any representative of the Estate or its agents;

9.   to hear and determine all controversies concerning the Magic Agreement.

10. to hear and determine all controversies concerning the Mirage Agreement, the Mirage DIP Financing Claims and any other claims and/or dispute asserted by or against Mirage;

11. to enter such orders in aid of execution of the Plan to the extent authorized by Section 1142 of the Bankruptcy Code, including such orders aiding or promoting the transfer of the economic or ownership interest of the Debtor, but not to the extent that such orders are in regard to matters within the sole jurisdiction of police or regulatory authorities;

12. to determine such other matters as may be set forth in the Confirmation Order or as may arise in connection with the Plan (including, without limitation, Article XIII thereof) or the Confirmation Order or their implementation;

13. to hear and determine all controversies, suits and disputes that may arise with respect to the Residual Property;

14. to enforce all orders, judgments, injunctions and rulings entered in connection with the Reorganization Case;

15. to determine any and all applications for allowance of compensation and reimbursement of expenses and any other fees and expenses authorized to be paid or reimbursed under the Bankruptcy Code or the Plan;

16. to hear and determine all proceedings to recover all assets of the Debtor and property of the estate, wherever located, including any causes of action under Sections 544 through 551 and 553(b) of the Bankruptcy Code, and any other causes of action or rights to payment of Claims, that belong to the Debtor, that may be pending on the Confirmation Date or that may be instituted at any time by Liquidating Trust thereafter;

17. to hear and determine any disputes between the Liquidating Trustees and Liquidating Trust or with respect to either of them;

18. to hear and determine matters concerning state, local and federal taxes in accordance with Sections 346, 505 and 1146 of the Bankruptcy Code;

19. to approve the retention of professionals by Liquidating Trust and to approve all requests for payment of fees and expenses by such professionals;

20. to hear any other matter as to which jurisdiction is not inconsistent with the Bankruptcy Code; and

21.  to enter a final decree or decrees closing the Reorganization Case.

B.  Bar Date For Filing Claims Pursuant to Section 503(b) of the Bankruptcy
Code.

2. Administrative Claims Generally: Subject to further order of the Bankruptcy Court, all applications for payment of Administrative Claims (other than Administrative Claims that constitute Fee Requests) pursuant to
Section 503(b) of the Bankruptcy Code shall be filed with the Bankruptcy Court within five (5) Business Days after the Effective Date. Any requests for payment of such Administrative Claims not so scheduled by the Debtor or filed within such time period shall be discharged and forever barred except as otherwise may be ordered by the Bankruptcy Court.

3.   Fee Requests:

A. All Fee Requests must be filed with the Bankruptcy Court within forty-five (45) days after the Effective Date. Objections to such Fee Requests may be filed by any party in interest within the later of sixty (60) days after the Effective Date and sixty (60) days after such Fee Request is filed with the Bankruptcy Court.

B. On or prior to the Confirmation Date, each Person that has sought or will seek to file a Fee Request shall deliver to the Debtor an estimate of the aggregate fees and expenses through the Effective Date which shall be requested by such Person (including, if applicable, any amount previously requested and subject to holdback). Any such estimate shall be binding on such Person and such Person shall not apply for fees and expenses accruing during the Reorganization Case in excess of such estimate; provided, however, that such estimate shall not be binding unless the Confirmation Order is entered within ten (10) Business Days of the scheduled Confirmation hearing.

                                   ARTICLE XI

                           CONDITIONS TO CONFIRMATION
                         AND EFFECTIVE DATE OF THE PLAN

A. Conditions to Entry of Confirmation Order. The Plan shall not be confirmed unless the following conditions have been satisfied or waived as specified in Article XI(C):

1. The Magic Closing Cash is estimated to be sufficient to pay the Liquidating Trust the Settlement Amount of no less than $6,000,000.00;


B. Conditions to Effective Date. The Effective Date of the Plan shall not occur unless and until the following conditions shall have been satisfied:

1. Entry of Confirmation Order in a form and substance satisfactory to the Debtor, Purchaser, the Institutional Note Holders' Steering Committee and the Creditors' Committee;

2. At Closing, Purchaser has assumed or otherwise satisfied or arranged to satisfy the Bally & IGT Claims as provided in V(A) of the Plan;

3.  The Confirmation Order shall have been entered;

4.  The Confirmation Order shall not be currently stayed; and

5   The Closing has occurred or will occur simultaneously.

C.  Waiver of Conditions.

1. Article XI(A)(1) may be waived by unanimous consent of the Creditors' Committee, without regard to abstentions.

3.  Article XI(B)(2) may be waived by the Creditors' Committee.


                                 ARTICLE XII

                           EFFECTS OF CONFIRMATION

A.   Binding Effect/Injunction.

1. Except as otherwise expressly provided in the Plan, on and after the Effective Date, the terms of the Plan shall bind all holders of Claims and Equity Interests, whether or not they accept the Plan.

2. Except as otherwise expressly provided in Section 1141 of the Bankruptcy Code or this Plan, the distributions made pursuant to the Plan will be in full and final satisfaction, settlement, release and discharge as against the Debtor or any of its assets or properties, of any debt that arose before the Confirmation Date and any debt of a kind specified in Sections 502(g), 502(h) or 502(i) of the Bankruptcy Code and all Claims and interests of any nature, including, without limitation, any interest accrued thereon from and after the Petition Date, whether or not (i) a proof of Claim or interest based on such debt, obligation or interest is filed or deemed filed under
Section 501 of the Bankruptcy Code, (ii) such Claim or interest is Allowed under Section 502 of the Bankruptcy Code, or (iii) the holder of such Claim or interest has accepted the Plan.

3. Except as set forth herein, on and after the Effective Date, every holder of a Claim or Equity Interest shall be precluded and permanently enjoined from asserting against the Debtor, Liquidating Trust (in connection with is organization, and operations), and the Liquidating Trustees (in their capacity as such), and Reorganized Crescent City, their respective officers, directors, professionals and agents or their respective assets or properties, any further claim based on any document, instrument, judgment, award, order, act, omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date. Said injunction shall not be construed to enjoin any action by a Creditor or Bondholder against the Debtor, Liquidating Trust, the Liquidating Trustees, Reorganized Crescent City, their respective officers, directors, professionals and agents which is personal to such person or entity, and which is not derivative of the rights of the Debtor. Nothing contained herein shall prevent the Louisiana Department of Revenue and Taxation ("LDRT") from pursuing any corporate officers/directors of the Debtor, pursuant to LSA-R.S. 47:1561.1, but only with respect to claims filed in the Bankruptcy Case.

B. Rights of Action. Any rights or causes of action accruing to the Debtor shall become assets of Liquidating Trust. Liquidating Trust may pursue those rights or causes of action as appropriate as set forth in Article V(G) of the Plan, in accordance with what is in the best interests, and for the benefit of, those Creditors that will receive distributions from the Residual Property. It is expressly understood that the Liquidating Trustees may, in their discretion and by majority vote, settle or resolve any avoidance action claim by agreeing to permit the transferee to make an appropriate reduction in its claim(s) so as to give credit for the amount otherwise recoverable from future distributions pursuant to this Plan.

C. Committees. The Creditors' Committee shall continue in existence until the Effective Date, to exercise those powers and perform those duties specified in Section 1103 of the Bankruptcy Code, and shall perform such other duties as it may have been assigned by the Bankruptcy Court. On the Effective Date, the Creditors' Committee shall be dissolved and their members shall be deemed released of all their duties, responsibilities and obligations in connection with the Bankruptcy Case. Upon dissolution of the Creditors' Committee, each member of the Creditors' Committee and its counsel shall be deemed released from liability by the Debtor and any creditor entitled to receive a distribution under this Plan, and shall be indemnified by Liquidating Trust from any liability to any creditor, the debtor, purchaser, equity security holder, the Reorganized Debtor or party in interest for any act taken in furtherance of its duties as a member of the Creditors' Committee or its counsel, as applicable.

D. Full and Final Satisfaction. The payments and distributions which are required to be made by the Debtor or Liquidating Trust under this Plan shall be in full and final satisfaction, settlement, release and discharge of all Claims against and Interests in the Debtor. A holder of an Allowed Claim may not receive a distribution on account of such Allowed Claim equal to an amount greater than the full amount (including interest to the extent provided in the Plan) of such Allowed Claim.

E. Post-Confirmation Effect of Evidences of Claims or Interests. Except as otherwise provided in the Plan, effective upon the Effective Date, all notes, certificates and other evidences of Claims or Interests shall represent only the right to participate in distributions under the Plan.

F. Continuation of Injunctions and Stays. Unless otherwise provided, all injunctions, liens or stays: (a) ordered in the Reorganization Case pursuant to Sections 105 and 362 of the Bankruptcy Code or otherwise or in existence on the Petition Date, and (b) extant immediately prior to the Confirmation Date shall remain in full force and effect until the Effective Date.

                                 ARTICLE XIII

                            RELEASE AND EXCULPATION

A. Release. Except for the obligations created by the Plan, for good and valuable consideration, including, without limitation, the benefits of the Plan, the promises and obligations of the Debtor, Reorganized Crescent City, the Bondholders, CGII and the Purchaser and the efforts and contributions of the officers and directors of the Debtor in bringing about the confirmation and consummation of the Plan, and to permit the effective and expeditious reorganization of the Debtor, on the Effective Date, the Debtor, shall be deemed to have unconditionally waived and released any and all rights, Claims, liabilities and causes of action with respect to those matters directly relating to Crescent City, against Reorganized Crescent City, the Bondholders, the Indenture Trustee, CGII, the Institutional Note Holders' Steering Committee, the Creditors' Committee, the Purchaser, and except with respect to CGII, their respective members, officers, directors, agents and attorneys, as well as the Debtor's officers, directors, agents and attorneys who served in such capacities at any time during the Bankruptcy Case (collectively the "Releasees"); provided however, that (a) Purchaser shall not be released from its obligations under the Magic Agreement to pay the Magic Deferred Cash, and (b) the releases granted in favor of the Committees shall release Committee members only in their capacity as such and not in their capacity as individual creditors. Any claim or cause of action a Creditor or Bondholder has against any Releasee which is personal to such Releasee, and which is not derivative of the rights of the Debtor, shall not be affected by the releases granted hereunder.

Except with respect to the Debtor, nothing in this Plan shall impair or otherwise affect any rights, liens, claims, or interests of the Indenture Trustee or any Bondholder under the Notes, the Indenture, or any related documents, including, but not limited to, any rights, liens, claims or interests against CGII or any guarantor of CGII's obligations.


                                  ARTICLE XIV

                           MISCELLANEOUS PROVISIONS

A. Payment Dates. Whenever any payment to be made or action to be taken under the Plan is due to be made or taken on a day other than a Business Day, such payment will instead be made (without Interest for such delay) or action will instead be taken on the next Business Day.

B.  [INTENTIONALLY LEFT OUT]

C. Governing Law. Unless a rule or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules), the laws of the State of Louisiana shall govern the construction and implementation of the Plan and any agreements, documents and instruments executed in connection with the Plan.

D. Binding Effect. The rights, duties and obligations of any person or entity named or referred to in the Plan shall be binding upon and shall inure to the benefit of, such person or entity and their respective successors and assigns.

E. Filing or Execution of Additional Documents. Except as otherwise provided in the Plan, on or before substantial consummation of the Plan, the Debtor will file with the Bankruptcy Court or execute, as appropriate, such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

F. Payment of Statutory Fees. All fees payable pursuant to Section 1930 of title 28, United States Codes, as determined by the Bankruptcy Court at the hearing pursuant to Section 1128 of the Bankruptcy Code, shall be paid on or before the Effective Date.

G. Revocation and Modification of Plan and Related Documents. The Debtor reserves the right, in accordance with the Bankruptcy Code, to amend or modify the Plan and related Plan Documents in any manner or revoke the Plan in its entirety prior to the entry of the Confirmation Order. After entry of the Confirmation Order, the Debtor may: (a) amend or modify the Plan and related Plan Documents in accordance with, and to the extent permitted by,
Section 1127(b) of the Bankruptcy Code; or (b) remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan. In the event the Plan is confirmed but cannot be consummated, the Confirmation Order shall be revoked and upon such revocation, the terms of the Plan shall not be binding on or enforceable by any Person.

H. Notices. Any notice required or permitted under the Plan shall be in writing and served either by (i) certified mail, return receipt requested, postage pre-paid, (ii) hand delivery, or (iii) reputable overnight delivery service, freight prepaid, addressed to the following parties:

If to the Debtor:
Crescent City Capital Development Corp.
Bayport One, Suite 250
8025 Black Horse Pike
W. Atlantic City, New Jersey 08232
Attn: President

with a copy to:
Bronfin & Heller, LLC
650 Poydras Street, Suite 2500
New Orleans, Louisiana 70130
Attn: Jan. M. Hayden, Esq.

If to Liquidating Trust:


with a copy to:


I. Construction. The rules of construction set forth in Section 102 of the Bankruptcy Code shall apply to the construction of the Plan.

J. Section Headings. The section headings contained in the Plan are for convenience and reference purposes only and will not affect in any way the meaning or interpretation of the Plan.

K. Offer of Compromise. The Compromise embodied in this Plan shall not be deemed to be an admission of liability of the Debtor, the Debtor-in-Possession or Liquidating Trust, and shall not be admissible in any proceeding or action, other than one to enforce the provisions of this Plan, against the Debtor, as a debtor and debtor-in-possession, or the Indenture Trustee or Bondholders.

                                  ARTICLE XV

                          TRANSACTION WITH PURCHASER


A. Notwithstanding any provision to the contrary contained in the Plan, the provisions of this Article shall govern the performance and effect of the consummation of the Magic Agreement in lieu of any other provision in the Plan which may conflict with this Article.

B. Upon the payment to the Indenture Trustee of the Magic Closing Cash and the Magic Notes as provided in Article II(A), Purchaser shall be discharged from any further liability to the Debtor for the payment of said sum, not including the Magic Deferred Cash. The breach by the Indenture Trustee of any of its obligations under the Plan including but not limited to making specified disbursements shall not affect Purchaser in any manner, and Purchaser shall be entitled to full performance (including specific performance) by the Debtor under the Plan and the Magic Agreement.

C. The obligations to assume or satisfy the claims of Bally, IGT or any other vendor as provided in Paragraph 4 of the Magic Agreement shall not exceed an aggregate amount of $6,500,000.00.

D. All conditions to Closing as defined in Paragraph 5 of the Magic Agreement must either be satisfied or waived in writing by Purchaser prior to the Closing occurring.

E. All obligations of Purchaser under the Magic Agreement and the Plan shall be governed by applicable federal law and the law of the State of Louisiana.

F. The Liquidating Trust shall be responsible for all claims, obligations, liabilities, liens or taxes which arise or accrue prior to the Effective Date. Neither Purchaser nor the Reorganized Crescent City shall be liable or in any manner responsible for those claims, obligations, liabilities, liens or taxes which arise or accrue prior to the Effective Date. All parties pursuant to section 1141 will be enjoined from asserting any such claims, obligations, liabilities, liens or taxes against the Reorganized Crescent City or the Purchaser, and the Reorganized Crescent City shall be discharged from all such claims, obligations, liabilities, liens or taxes. Except as otherwise provided herein, all Riverboat Assets of the Reorganized Crescent City shall be revested in the Reorganized Crescent City free and clear of all liens and/or encumbrances of any manner whatsoever.

G. Taxes and Section 338(h)(10) Election. All of the tax benefits and tax obligations of Debtor arising prior to the Effective Date shall be for the account of the Debtor and shall be satisfied, discharged or otherwise provided for by the Liquidating Trust. The Liquidating Trust or CGII will be responsible for filing all federal, state and local tax returns through all relevant time periods until the Effective Date. Purchaser will co-operate with CGII and the Liquidating Trust to file Form 8023, to effectuate the election by the Debtor and CGII under section 338(g) and 338(h)(10) of the Internal Revenue Code.

1. With respect to the sale of the Shares, if so requested by the Debtor upon notice to Purchaser prior to the Closing Date, Debtor and Purchaser shall jointly make a Section 339(h)(10) Election (as hereinafter defined) in accordance with applicable laws and under any comparable provision of state or local law for which a separate election is permissible and as set forth herein. The Purchaser shall take all necessary steps to properly make a
Section 338(g) Election (as hereinafter defined) in connection with the
Section 338(h)(10) Election in accordance with applicable laws and under any comparable provision of state or local law for which a separate election is permissible. The Purchaser and Debtor agree to cooperate in good faith with each other in the preparation and timely filing of any tax returns required to be filed in connection with the making of such an election, including the exchange of information and the joint preparation and filing of Form 8023 and related schedules.

2.  The Debtor shall be responsible for the preparation and filing of all
Section 388 Forms (as hereinafter defined) in accordance with applicable tax laws and the terms of this Agreement and shall deliver such Section 338 Forms to Purchaser at least 30 days prior to the date such Section 338 Forms are required to be filed. Purchaser shall execute and deliver to the Debtor such documents or forms (including executed Section 338 Forms) as are requested and are required by any laws in order to properly complete the
Section 338 Forms at least 20 days prior to the date such Section 338 Forms are required to be filed.

3. The Purchase Price, liabilities of the Companies and other relevant items shall be allocated in accordance with Section 338(b)(5) of the Code and the Treasury Regulations thereunder.

4. "Section 338 Forms" means all returns, documents, statements, and other forms that are required to be submitted to any federal, state or local taxing authority in connection with a Section 338(g) Election or a Section 338(h)(10) Election. Section 338 Forms shall include, without limitation, any "statement of section 338 election" and IRS Form 8023 (together with any schedules or attachments thereto) that are required pursuant to Treas. Regs.
Section 1.338-1 or Treas. Regs. Section 1.338(h)(10)-1 or any successor provisions.

5. "Section 338(g) Election" means an election described in Section 338(g) of the Code in connection with an election under Section 338(h)(10) of the Code with respect to the acquisition of Shares pursuant to this Agreement.
Section 338(g) Election shall include any corresponding election under any other relevant tax laws (e.g., state laws) for which a separate election is permissible with respect to the Purchaser's acquisition of Shares pursuant to this Agreement.

6. "Section 338(h)(10) Election" means an election described in Section 338(h)(10) of the Code with respect to the Purchaser's acquisition of Shares pursuant to this Agreement. Section 338(h)(10) Election shall include any corresponding election under any other relevant tax laws (e.g., state laws for which a separate election is permissible with respect to the Purchaser's acquisition of Shares pursuant to this Agreement.

7. Purchaser acknowledges that, in the absence of an effective election under Section 338(h)(10) of the Code, CGII will make any otherwise permitted election under Treas. Reg. Sec. 1.1502-20(g) with respect to the Debtor. Purchaser agrees to cooperate with CGII in meeting the requirements of such election, including causing the Debtor to comply with Treas. Regs. Sec. 1.1502-20(g)(5).

Dated:  New Orleans, Louisiana
March 15, 1996


                                          CRESCENT CITY CAPITAL
                                            DEVELOPMENT CORPORATION


                                          By:  /s/ EDWARD M. TRACY
                                              -------------------------
                                              Name:  Edward M. Tracy
                                              Title: President and CEO

BRONFIN & HELLER, LLC
Counsel to Debtor


By: /s/ ROBYN J. SPALTER
   --------------------------
Jan M. Hayden (Law Bar #6672)
Robyn J. Spalter (Law Bar #21116)
650 Poydras Street, Suite 2500
New Orleans, Louisiana 70130-6101
(504) 568-1888